Exhibit 99.1

DPW Holdings Enters Into Agreement to Purchase 9.9% Equity Interest in Universal Security Instruments, Inc.

Newport Beach, CA, December 3, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that it has agreed to purchase 228,967 shares of Universal Security Instruments, Inc. (NYSE American: UUU), beneficially owned by existing shareholders for a purchase price of $709,797.70.

Upon closing of the purchase agreement, DPW would hold a 9.9% minority, non-controlling interest in Universal Security Instruments, a manufacturer and distributor of safety and security devices. The agreement to purchase the shares is expected to close by January 11, 2021 and the Company is expected to file a Schedule 13D related to the agreement on December 10, 2020. A copy of the agreement can be found at the following link: https://www.sec.gov/Archives/edgar/data/102109/000092189520003165/0000921895-20-003165-index.htm

“We look forward to closing this transaction and believe there are opportunities for commercial and strategic alignment to create superior value for the Universal Security Instruments shareholders,” said Milton “Todd” Ault, III, the Company’s CEO and Chairman.

For more information on DPW and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235